Exhibit 10.2(c)

SB FINANCIAL GROUP, INC.

AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT

FOR JONATHAN R. GATHMAN

This AGREEMENT between SB Financial Group, Inc. (the “Company”) and Jonathan R. Gathman is effective as of the 22nd day of January, 2018 (the “Effective Date”). This Agreement replaces the Rurban Financial Corp. Change of Control Agreement for Jonathan R. Gathman dated April 30, 2012 (the “COC Agreement”).

WHEREAS, the Executive is employed by the Company as the Executive Vice President and Senior Lending Officer of The State Bank and Trust Company; and

WHEREAS, the Company and the Executive previously entered into the COC Agreement to provide the Executive with the benefits described therein; and

WHEREAS, the Company and the Executive wish to make changes as set forth herein.

NOW, THEREFORE, in consideration of the services performed in the past and to be performed in the future, as well as of the mutual promises and covenants herein contained, the parties agree as follows:

ARTICLE 1:

DEFINITIONS

For purposes of this Agreement, the following capitalized words and phrases shall have the following meanings unless another context clearly requires another meaning:

1.1 Act. The Securities Exchange Act of 1934, as amended.

1.2 Accrued Obligations. Any accrued but unpaid base salary through the date of any Termination, which shall be paid within thirty (30) days following the date of Termination, and any unreimbursed business expenses or other payments and benefits to which the Executive is then entitled under the employee benefit plans of the Company as of the date of such Termination, payable in accordance with the terms of such plan(s).

1.3 Affiliate. Any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, association or organization which is, directly or indirectly, controlled by, or under common control with, the Company.

1.4 Agreement. This SB Financial Group, Inc. Change of Control Agreement for Jonathan R. Gathman, as it may be amended from time to time.

1.5 Annual Direct Salary. The Executive’s annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the 36 consecutive calendar month period ending on or immediately before the date on which it is being calculated, multiplied by 12. Annual Direct Salary will be determined without including any employee or fringe benefits, bonuses, incentives or other compensation (other than base salary) paid or earned during the calculation period.

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1.6 Beneficiary. The person or persons whom the Executive has designated as set forth in Exhibit A to receive payments pursuant to this Agreement in the event of his death. If the Executive has not designated any Beneficiary, or if the Executive’s designated Beneficiary does not survive the Executive, the Executive’s estate shall be his Beneficiary.

1.7 Board. The Board of Directors of the Company.

1.8 Cause. The occurrence of one or more of the following:

(a)	The willful failure by the Executive to substantially perform his duties hereunder (other than a failure attributable to an event constituting Good Reason or resulting from the Executive’s incapacity because of death or disability), after notice from the Company or an Affiliate, and a failure to cure such violation within 20 days of said notice;

(b)	The willful engaging by the Executive in misconduct injurious to the Company or an Affiliate;

(c)	Dishonesty, insubordination or gross negligence of the Executive in the performance of the Executive’s duties;

(d)	The Executive’s breach of fiduciary duty involving personal profit;

(e)	Conduct on the part of the Executive which brings public discredit to the Company or an Affiliate and, if the effect may be cured, a failure to cure within 20 days of the date notice of such conduct is delivered to the Executive;

(f)	The Executive’s conviction of or plea of guilty or nolo contendere to a felony (including conviction of or plea of guilty or nolo contendere to a misdemeanor that was originally charged as a felony but was reduced to a misdemeanor as a result of a plea bargain), crime of falsehood or a crime involving moral turpitude, or the actual incarceration of the Executive for a period of 20 consecutive days or more;

(g)	The Executive’s theft or abuse of the Company’s or an Affiliate’s property or the property of the Company’s or an Affiliate’s customers, employees, contractors, vendors or business associates;

(h)	The direction or recommendation of a state or federal bank regulatory authority to remove the Executive from his position(s) with the Company or an Affiliate;

(i)	The Executive’s willful failure to follow the good faith lawful instructions of the Board (or the board of directors of an Affiliate) with regard to its operations, after written notice and, if the event may be cured, a failure to cure such violation within 20 days of the date said notice is delivered to the Executive;

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(j)	Material breach of any contract or agreement that the Executive entered with the Company or an Affiliate, including breach of any of the obligations described in Article 4 and, if the breach may be cured, a failure to cure such breach within 20 days of the date notice of such breach is delivered to the Executive;

(k)	Unauthorized disclosure of the trade secrets or Confidential Information of the Company or an Affiliate, or any of their trade partners or vendors; and

(l)	Any intentional cooperation with any party attempting to effect a Change of Control unless (i) the Board has approved or ratified that action before the Change of Control or (ii) that cooperation is required by law.

However, Cause will not arise solely because the Executive is absent from active employment during periods of vacation, consistent with the Company’s or an Affiliate’s applicable vacation policy or other period of absence initiated by the Executive and approved by the Company or such Affiliate.

Also, if, after the Executive Terminates employment, the Company learns that the Executive has actively concealed conduct or an event that, if discovered before employment Terminated, would have constituted “Cause,” the Company may recover any and all amounts paid to the Executive (or to his or her Beneficiaries) under this Agreement in excess of the Accrued Obligations.

1.9 Change Entity. The entity resulting from a Change of Control or succeeding to the Company’s interests as a result of a Change of Control.

1.10 Change of Control. The earliest to occur of any of the following:

(a)	Any transaction of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Act;

(b)	A merger or consolidation of the Company with, or purchase of all or substantially all of the Company’s assets by another “person” or group of “persons” (as such term is defined or used in Sections 13(d)(3) and 14(d) of the Act) and, as a result of such merger, consolidation or sale of assets, less than a majority of the outstanding voting stock of the surviving, resulting or purchasing person is owned, immediately after the transaction, by the holders of the voting stock of the Company before the transaction, regardless of when or how their voting stock was acquired;

(c)	Any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) becomes through any means a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board;

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(d)	Any “person” as defined above, other than the Company, the Executive or the Company’s ESOP, is or becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5, or any successor rule or regulation, promulgated under the Act), directly or indirectly, of securities of the Company which represent twenty-five percent (25%) or more of the combined voting power of the securities of the Company then outstanding but disregarding any securities with respect to which that acquirer has filed SEC Schedule 13G indicating that the securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, the Company’s management or policies, unless and until that entity or person files SEC Schedule 13D, at which point this exception will not apply to such securities, including those previously subject to a SEC Schedule 13G filing; and

(e)	Individuals who, on the Effective Date, constituted the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the members of Board; provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; and further provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall ever be deemed to be an Incumbent Director.

If more than one event that constitutes a Change of Control occurs during a Protection Period, the Executive shall be entitled to the amount that produces the largest after-tax amount generated by any of the Changes of Control.

Notwithstanding any other provision of the Agreement, the Executive will not be entitled to any amount under this Agreement if the Executive acted in concert with any person or group (as defined above) to effect a Change of Control, other than at the specific direction of the Board and in the Executive’s capacity as an employee of the Company.

1.11 Code. The Internal Revenue Code of 1986, as amended.

1.12 Company. SB Financial Group, Inc., an Ohio corporation having a place of business at 401 Clinton Street, Defiance, Ohio, formerly known as Rurban Financial Corp.

1.13 Confidential Information. Any and all information (other than information in the public domain) related to the Company’s, any Affiliate’s or the Change Entity’s business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning methods and manner of operations and information relating to the identity and location of all past, present and prospective customers and suppliers.

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1.14 Date of the Change of Control. The date the first of any of the events described in Section 1.10 occurs.

1.15 Disability. A medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve (12) months and that entitles the Executive to receive disability benefits under the Company’s group disability insurance policy.

1.16 Effective Date. January 22, 2018.

1.17 Excise Taxes. The tax imposed on any excess parachute payments by Section 4999 of the Code.

1.18 Executive. Jonathan R. Gathman, an individual.

1.19 Good Reason. The Executive will have “Good Reason to terminate the Executive’s employment with the Company if any of the events specified in the safe harbor definition of good reason in the rules and regulations under Internal Revenue Code Section 409A occur during the Protection Period without the Executive’s consent (provided that the Company does not cure the effect of such event within thirty (30) days following its receipt of written notice of such event from the Executive). The safe harbor definition of good reason is currently contained in Rule 1.409A-1(n)(2)(ii). Notwithstanding the foregoing, Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or the Executive’s knowledge thereof, unless the Executive has given the Company written notice of such event and the Executive’s intent to terminate for Good Reason prior to such date.

1.20 Non-Competition Area. The geographic area within fifty (50) miles of the Company’s main office, as may be amended pursuant to Section 4.1.

1.21 Non-Competition Period. The period beginning on the effective date of this Agreement and extending throughout the two year period following the Executive’s Termination, as may be amended pursuant to Section 4.1.

1.22 Protection Period. The period beginning six (6) months before the date of the Change of Control and ending twenty-fourth (24) months after the Change of Control.

1.23 Release. The “Release” described in Section 3.5.

1.24 Term. The term of this Agreement, including any extensions or renewals, as set forth in Article 2.

1.25 Terminates. The Executive’s “separation from service” within the meaning of Section 409A of the Code from the Company and all persons with whom the Company would be considered a single employer under Sections 414(b) and (c) of the Code.

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ARTICLE 2:

TERM

2.1 Term and Renewal. The Term of this Agreement shall be from the Effective Date through the end of the 36th consecutive calendar month beginning on or immediately after the Effective Date. Unless the Company notifies the Executive in writing to the contrary at least 90 days before the end of the 12th consecutive calendar month beginning after the Effective Date (and, thereafter, anniversaries of the Effective Date), the Term of this Agreement will automatically be extended for an additional 12 calendar month period. No such notice of non-renewal may be delivered during any Protection Period and this Agreement will not expire (except as specifically provided below) and will remain in effect throughout any Protection Period regardless of whether that Protection Period ends after the date the Agreement otherwise would expire.

2.2 Expiration of Term. Notwithstanding the foregoing, this Agreement will terminate on the earliest of the following to occur:

(a)	The Executive agrees, in writing, to terminate this Agreement, whether or not it is replaced with a similar agreement; or

(b)	All payments due under this Agreement have been fully paid.

ARTICLE 3:

PAYMENTS UPON TERMINATION

3.1 Termination for Cause. If the Executive is Terminated for Cause or voluntarily Terminates without Good Reason, all rights of the Executive under this Agreement shall cease as of the effective date of such Termination, except that the Executive shall be entitled to receive the Accrued Obligations.

3.2 Termination Without Cause or for Good Reason. If, during a Protection Period, the Executive is involuntarily Terminated other than for Cause or voluntarily Terminates for Good Reason, the Company shall:

(a)	Provided that the Release has become irrevocable, within 60 days following the Executive’s Termination, pay to the Executive a lump sum cash amount equal to two times the Executive’s Annual Direct Salary, subject to applicable withholdings and taxes;

(b)	Provided that the Release has become irrevocable, within sixty (60) days following the Executive’s Termination, pay to the Executive a lump sum cash amount equal to twenty-four (24) times the sum of (i) the monthly COBRA premium for the group health, dental and vision insurance in which the Executive (and the Executive’s family, if applicable) was enrolled immediately before the Executive’s Termination, and (ii) the monthly premium for the Company’s group life and disability insurance coverage for the Executive, subject to applicable withholdings and taxes; and

(c)	Pay to the Executive the Accrued Obligations.

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Notwithstanding the foregoing, if the sixty (60) day window would span two years, the payment will be made in the second year.

3.3	Golden Parachute Provisions.

(a)	Cut-Back. Notwithstanding any provision in this Agreement to the contrary, if, as of the Date of the Change of Control, the Change Entity (after consulting with an independent accounting or compensation consulting subsidiary) determines that the compensation and benefits provided to the Executive pursuant to or under this Agreement, either alone or when combined with other compensation and benefits received by the Executive, would constitute “excess parachute payments” within the meaning of Section 280G of the Code or the regulations adopted thereunder, the compensation and benefits payable pursuant to or under this Agreement shall be retroactively (if necessary) reduced to the extent necessary to avoid Excise Taxes, which reduction shall comply with Section 409A of the Code. Notwithstanding the foregoing, or any other provision of this Agreement to the contrary, if any portion of the amount payable herein to the Executive is determined to be non-deductible pursuant to regulations promulgated under Section 280G of the Code, the Company shall be required to pay to the Executive only the amount determined to be deductible under Section 280G of the Code. The Executive (or the Executive’s Beneficiary) may request a determination as to whether the compensation or benefits would constitute a parachute payment and, if requested, such determination shall be made by an independent accounting or compensation consulting subsidiary (other than the entity described in the first sentence of this Section 3.3) selected by the Change Entity and approved by the Executive (or Beneficiary), the fees of which shall be borne solely by the Change Entity. Any reduction pursuant to this Section 3.3 shall be made in accordance with Section 409A of the Code and Treasury Regulations promulgated thereunder.

(b)	Subsequent Determinations. If the Internal Revenue Service subsequently and finally determines that the amount of compensation and benefits (including after the reduction applied under Section 3.3(a)) will result in the imposition of Excise Taxes, the Executive will immediately remit an additional amount to the Change Entity equal to the minimum amount necessary to avoid the imposition of Excise Taxes.

(c)	Audit. The Executive agrees to promptly notify the Change Entity of an assessment or inquiry from the Internal Revenue Service relating to payments under this Agreement that would, if made final, result in imposition of Excise Taxes and also agrees to cooperate with the Change Entity in contesting any assessment of Excise Taxes. However, the Change Entity will have complete control over resolution of any claim by the Internal Revenue Service that might result in the imposition of Excise Taxes (although it will have no dispositive power over any other tax matter that may be subject to the same audit) and the Change Entity will bear all costs associated with that effort, provided that any costs paid or reimbursed by the Change Entity shall be subject to the following limitations: (i) the costs eligible for payment shall include any costs arising during the lifetime of the Executive; (ii) the amount of costs paid during any taxable year of the Executive may not affect the amount of costs eligible for payment in any other taxable year; (iii) any costs being paid shall be paid no later than December 31 of the year following the year in which they were incurred; and (iv) the right to payment may not be subject to liquidation or exchange for another benefit.

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3.4 Six Month Distribution Delay for Specified Employees. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is a “specified employee” (as defined in Section 409A of the Code) of the Company, determined pursuant to the Company’s policy for identifying specified employees, on the date of his Termination, no payment on account of the Executive’s Termination shall be made until the first day of the seventh month following the date of Termination (or, if earlier, the date of his death). The cumulative amount paid on such day shall include any payments that could not be made during such period.

3.5 Release. As a condition to receiving any payments under this Agreement, other than payment of the Accrued Obligations, the Executive must release the Company, the Change Entity and all of their Affiliates, and all of their employees and directors (the “Released Parties”) from any and all claims that the Executive may have against the Released Parties up to and including the date the Executive signs a Waiver and Release of Claims (the “Release”) in the form provided by the Company and that release has become irrevocable. Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges that the Executive is not entitled to receive, and will not receive, any payments pursuant to this Agreement unless and until the Executive provides the Company with said Release prior to the first date that payment is to be made or is to commence.

ARTICLE 4:

COVENANTS

4.1 Non-Competition. In consideration of the benefits provided under this Agreement:

(a)	The Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates. Accordingly, in consideration of the compensation and benefits described in this Agreement, during the Non-Competition Period, the Executive shall not:

(i)	Within the Non-Competition Area, provide financial or executive assistance to any person, firm, corporation or enterprise engaged in: (1) the banking or financial services industry (including bank holding companies); or (2) any other activity in which the Company or an Affiliate engaged as of either the beginning of the Non-Competition Period or the Date of the Change of Control; or

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(ii)	Directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of the Company or an Affiliate during the term of the Executive’s employment or on the date of Termination of Executive’s employment, to become a customer or referral source for any person or entity other than the Company and its Affiliates; or

(iii)	Directly or indirectly solicit, induce or encourage any employee of the Company or its Affiliates, who is employed during the term of the Executive’s employment or on the date of the Executive’s Termination, to leave the employ of the Company or its Affiliates or to seek, obtain or accept employment with any person or entity other than the Company or its Affiliates.

(b)	It is expressly understood and agreed that, although the Executive and the Company and its Affiliates consider the restrictions contained in this Section 4.1 reasonable for the purpose of preserving the goodwill and other proprietary rights of the Company and its Affiliates, if a final judicial determination is made by a court having jurisdiction that the Non-Competition Area, the Non-Competition Period or any other restriction contained in this Section 4.1 is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section 4.1 shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)	The existence of any immaterial claim or cause of action of the Executive against the Company or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or its Affiliates of this covenant. The Executive agrees that any breach of the restrictions set forth in this Section 4.1 will result in irreparable injury to the Company and its Affiliates for which they will have no adequate remedy at law and the Company and its Affiliates shall be entitled to injunctive relief in order to enforce the provisions hereof and/or seek specific performance and damages.

Prior to the application of Section 3.3, the Company will make reasonable efforts to allocate value to the undertaking describe in this section and to allocate to that calculation the maximum amount due under Section 3.2.

4.2 Unauthorized Disclosure. During the term of the Executive’s employment, or at any later time, the Executive shall not, without the written consent of the Board (or the board of directors of an Affiliate) or a person authorized thereby, knowingly use or disclose to any person, other than an authorized employee of the Company or such Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company and its Affiliates any material Confidential Information obtained by him while in the employ of the Company and its Affiliates with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of the Company and its Affiliates, the disclosure of which could be or will be damaging to the Company and its Affiliates; provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company and its Affiliates or any information that must be disclosed as required by law.

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4.3 Non-Disparagement. The Executive agrees that during the Term and following the termination of the Executive’s employment, the Executive shall not make any public statements that disparage the Company or any Affiliate or any of their respective directors, officers or employees, and the Company and its Affiliates shall make reasonable efforts to prevent their directors, officers or employees from making any public statements that disparage the Executive. Nothing in the foregoing is intended to prohibit the Executive or the Company and its Affiliates, its directors, officers or employees from making truthful statements required by order of a court, governmental body or regulatory body having appropriate jurisdiction.

4.4 Return of Property. The Executive agrees that, upon the termination of the Executive’s employment, the Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company or any Affiliate, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or any Affiliate or containing any Confidential Information relating to the Company or any Affiliate, except any personal diaries, calendars, rolodexes or personal notes or correspondence.

4.5 Cooperation. The Executive agrees that during the Term and following the termination of the Executive’s employment, the Executive shall be reasonably available to testify truthfully on behalf of the Company and its Affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company and its Affiliates, in all reasonable respects in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board, or their representatives or counsel, or representatives or counsel to the Company and its Affiliates, as requested; provided, however that the same does not materially interfere with Executive’s then-current professional activities, and that Executive shall be reasonably compensated for the Executive’s time.

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ARTICLE 5:

MISCELLANEOUS

5.1 Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Jonathan R. Gathman
at the last address on file with the Company

If to the Company:	SB Financial Group, Inc.

Human Resource Director
401 Clinton Street
Defiance, OH 43512

If to the Change Entity:	At the address provided

or to such other address as the Executive, the Company or the Change Entity may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.2 Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its Affiliates and Executive, their respective personal representatives, heirs, assigns or successors, provided, however, that the Executive may not commute, anticipate, encumber, dispose of or assign any payment herein except as specifically set forth in Sections 5.10(d) and (e) of this Agreement.

5.3 Severability. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

5.4 Waiver; Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and an executive officer specifically designated by the Board. No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

5.5 Limitation of Damages for Breach of Agreement. (a) In the event of a breach of this Agreement, by either the Company or the Executive, each hereby waives to the fullest extent permitted by law, the right to assert any claim against the others for punitive or exemplary damages. The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Executive earns, or is entitled to receive, in any capacity after Termination or by reason of the Executive’s receipt of or right to receive any retirement or other benefits attributable to employment.

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(b) The Company is aware that after a Change of Control management could cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Company to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Company intends that the Executive not be required to incur expenses associated with enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Company intends that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change of Control it appears to the Executive that (x) the Company has failed to comply with any of its obligations under this Agreement, or (y) the Company or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or recover from the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive to retain counsel of the Executive’s choice, at the Company’s expense as provided in this Section 5.5(b), to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder, or other person affiliated with the Company, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Company and any counsel chosen by the Executive under this Section 5.5(b), the Company irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Company and the Executive agree that a confidential relationship exists between the Executive and that counsel. The fees and expenses of counsel selected by the Executive will be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, regardless of whether suit is brought and regardless of whether incurred in arbitration, trial, bankruptcy, or appellate proceedings. The Company’s obligation to pay the Executive’s legal fees under this Section 5.5(b) operates separately from and in addition to any legal fee reimbursement obligation the Company may have with the Executive under any separate employment, severance, or other agreement. If Section 5.6 would impose a limitation on the Executive’s right to recover or obtain reimbursement or payment of costs, including but not limited to attorneys’ fees, under this Section 5.5(b), the Company and the Executive agree that this Section 5.5(b) is intended to be an exception to the limitations of Section 5.6 and that any conflict between this Section 5.5(b) and Section 5.6 is to be resolved in favor of this Section 5.5(b).

5.6 Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, except for any claims brought by the Company or its Affiliates for equitable relief or an injunction to enforce the restrictive covenants contained in Article 4, will be settled by arbitration in Defiance County, Ohio in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the State of Ohio, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.

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The Company will bear all reasonable costs of arbitration, including reimbursement of reasonable attorneys’ fees, for any dispute arising under this Agreement. Any payment of such costs shall be subject to the following limitations: (i) the costs eligible for payment shall include any costs arising during the lifetime of the Executive; (ii) the amount of costs paid during any taxable year of the Executive may not affect the amount of costs eligible for payment in any other taxable year; (iii) any costs being paid shall be paid no later than December 31 of the year following the year in which they were incurred; and (iv) the right to payment may not be subject to liquidation or exchange for another benefit.

5.7 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles.

5.8 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.9 Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

5.10 Other Provisions.

(a)	Except as expressly provided in this Agreement, the Executive’s right to receive the payments described in this Agreement will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any other plan, agreement or arrangement.

(b)	The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Executive earns, or is entitled to receive, in any capacity after Termination or by reason of the Executive’s receipt of or right to receive any retirement or other benefits attributable to employment.

(c)	Except as expressly provided elsewhere in this Agreement, the amount of any payment made under this Agreement will be reduced by amounts the Company or its Affiliate, as applicable, is required to withhold in payment (or in anticipation of payment) of any income, wage or employment taxes imposed on the payment.

(d)	The right of an Executive or any other person to receive any amount under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber any amount that is or may be receivable under this Agreement will be null and void and of no legal effect. However, this Section 5.10 will not preclude payment of any benefit to which a deceased Executive is entitled.

Gathman change in control agreement October 11, 2017

(e)	Subject to Section 5.10(d), this Agreement inures to the benefit of and may be enforced by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(f)	If the Executive’s employment relationship shifts between the Company and any related entity before a Change of Control or after a Change of Control, between the Change Entity and any entity related to the Change Entity and there has been no intervening Termination, this Agreement will remain in full force and effect and for all purposes of this Agreement, the Executive’s new employer will be substituted for the Executive’s prior employer.

(g)	If the entity that employs the Executive ceases to be related to the Company, whether or not as part of a transaction that constitutes a Change of Control, this Agreement will remain in full force and effect.

5.11 Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended only by mutual written agreement of the parties. This Agreement and any amendment thereto may be executed in one or more counterparts.

5.12 Regulatory Limitations. Notwithstanding anything to the contrary contained herein, the Executive acknowledges and agrees that any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned on compliance with the provisions of 12 U.S.C. §1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on the making of “golden parachute” and certain indemnification payments by FDIC-insured institutions and their holding companies. In the event any payments to the Executive pursuant to this Agreement are prohibited or limited by the provisions of such statute and/or regulation, the Company (a) shall pay the maximum amount that may be paid after applying such limitations; and (b) will use its commercially reasonable efforts to obtain the consent of the appropriate regulatory authorities to the payment of any amount that otherwise cannot be paid due to the application of such limitations. The Executive agrees that the Company shall not have breached its obligations under this Agreement if it is not able to pay all or some portion of any payment due to the Executive as a result of the application of these limitations.

5.13 Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code and, to the maximum extent permitted by law, shall be interpreted, construed and administered consistent with this intent. None of the Company or its Affiliates or any other person shall have liability in the event this Agreement fails to comply with the requirements of Section 409A of the Code. Nothing in this Agreement shall be construed as the guarantee of any particular tax treatment to the Executive.

5.14 Remedies Cumulative. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or current or future law or in equity. The failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance.

Gathman change in control agreement October 11, 2017

5.15 Opportunity to Review. The Executive represents that the Executive has been provided with an opportunity to review the terms of this Agreement with legal counsel.

5.16 No Presumption. The parties agree that this Agreement is the product of negotiations between parties representing by legal counsel and that the presumption of interpreting ambiguities against the drafter of this Agreement shall not apply.

5.17 No Employment Contract. This Agreement is not an employment contract. Nothing contained herein shall guarantee or assure the Executive of continued employment by the Company, any Affiliate or the Change Entity.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of the Company, by its authorized representative on the date first written above.

SB FINANCIAL GROUP, INC.

By:	/s/Anthony V. Cosentino
Its	EVP, Chief Financial Officer

EXECUTIVE

/s/ Jonathan R. Gathman
Jonathan R. Gathman

Gathman change in control agreement October 11, 2017

EXHIBIT A

SB FINANCIAL GROUP, INC.

AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT

FOR JONATHAN R. GATHMAN

DESIGNATION OF BENEFICIARY

Pursuant to the terms of the SB Financial Group, Inc. Amended and Restated Change of Control Agreement dated January 22, 2018 (“Agreement”) between myself and SB Financial Group, Inc., I, Jonathan R. Gathman, hereby designate the following beneficiary(ies) to receive payments which may be due under such Agreement after my death:

Primary Beneficiary:

Name	Address	Relationship

Contingent Beneficiary(ies):

Name	Address	Relationship

Name	Address	Relationship

The primary beneficiary named above shall be the Beneficiary defined in the Agreement if he or she is living at the time a payment thereunder becomes due and payable, and the contingent beneficiary named above shall be the designated beneficiary referred to in the Agreement only if he or she is living at the time a payment becomes payable and the primary beneficiary is not then living.

This designation hereby revokes any prior designation which may have been in effect.

Date:

Jonathan R. Gathman

Acknowledged by:

(Company Officer)

Gathman change in control agreement October 11, 2017